EXHIBIT 10.18

                              TRUMP INDIANA, INC
                         6012 West Industrial Highway
                                 Gary IN 46404

                               February 24, 1998


THE MAJESTIC STAR CASINO, LLC
One Buffington Harbor Drive
Gary IN 46406-3000

         Re: Ground Leases between Buffington Harbor Riverboats, L.L.C. ("BHR") and Trump Indiana Realty, LLC
                 ("Trump Realty"); and BHR and The Majestic Star
                 Casino, LLC ("Majestic")

Gentlemen:

         This letter is to confirm certain understandings by and among Trump Indiana, Inc. ("Trump Indiana"), BHR and Majestic regarding (i) the Ground Lease between BHR, as lessor, and Trump Realty, as lessee, dated as of August 29, 1997 (as the same may be amended from time to time, the "Trump Ground Lease"), and (ii) Majestic's unconditional right to enter into a similar ground lease.

         1. The parties acknowledge that the land subject to the Trump Ground Lease (the "Trump Land") is situated in an area currently being used for parking for the gaming operations of BHR's members (the "Gaming Operations"), and that the contemplated use of the Trump Land as a hotel will result in the reduction of the number of parking spaces available to the Gaming Operations. Trump Indiana agrees to pay to Majestic, within ten
(10) days of the date hereof, the sum of Three Hundred Thirteen Thousand Five Hundred ($313,500.00) Dollars as compensation to Majestic for the loss to BHR of the use of 330 parking spaces, valued at One Thousand Nine Hundred ($1,900.00) Dollars per space. The resultant sum is divided in half, representing Majestic's one-half interest in BHR.

         2. Trump Indiana agrees to pay to Majestic within ten (10) days of the opening of the hotel to be located on the Trump Land, compensation to Majestic for the loss to BHR of the use of 200 additional parking spaces (representing two-thirds of the code requirement for such hotel), less the number of parking spaces constructed on the Trump Land, if any. Said compensation shall be at a rate of One Thousand Nine Hundred ($1,900.00) Dollars per space, and the resultant sum shall be divided in half, representing Majestic's one-half interest in BHR.

         3. Majestic shall have the right, at its election, to enter into a ground lease with BHR (or to have an Affiliate, as such term is defined in the Trump Ground Lease, enter into a ground lease with BHR), which ground lease shall be in the form of Exhibit A attached hereto (the "Majestic Ground Lease"). Unless otherwise requested by Majestic, the property subject to the Majestic Ground Lease (the "Majestic Land") shall be the approximately 2.9 acres of land located immediately to the west of the Trump Land and abutting the driveway which runs along the nor-them border of BHR's so-called Parcel 2. Majestic may request that the premises subject to the Majestic Ground Lease be a different parcel, in which event the terms of the Operating Agreement for BHR shall apply as if no parcel had been designated in this Paragraph. The permitted uses" therein shall be (a) hotel, convention, entertainment, shopping (retail and food) and any other use now or hereafter permitted under the Trump Ground Lease, provided the same will not materially detract from the Gaming Operations in terms of physical appearance, clientele or nature of the business conducted, and (b) such other uses as have been consented to by Trump Indiana in writing, which consent shall not be unreasonably withheld or delayed so long as (i) the "permitted use" proposed by Majestic is complementary to the Gaming Operations (as such term is defined in the Trump Ground Lease), and (ii) the proposed use will not materially detract from the Gaming Operations in terms of physical appearance, clientele or nature of the business conducted. The parties acknowledge that the Majestic Land may be situated in an area being used for parking for the Gaming Operations, and that the use of the Majestic Land may result in the reduction of the number of parking spaces available to the Gaming Operations. In connection with the Majestic Ground Lease, Majestic shall pay to Trump Indiana compensation for the loss to BHR of the use of parking spaces. The number of parking spaces lost on account of any use tinder the Majestic Ground Lease shall be deemed to be (i) the number of parking spaces that are located on the Majestic Land prior to the date of the Majestic Ground Lease plus (ii) two-thirds of the number of parking spaces required by applicable law to support the use on the Majestic Land less the number of parking spaces that are thereafter constructed on the Majestic Land. The rate of compensation shall be $1,900.00 for each such space, divided by one-half to represent Trump Indiana's one-half interest in BHR. The compensation for the parking spaces on the Majestic Land pursuant to Subparagraph (i) above shall be paid within ten (10) days of the execution of the Majestic Ground Lease, and the compensation for parking spaces on BHR property pursuant to Subparagraph (ii) above shall be paid within ten (10) days of the opening of the use on the Majestic Land.

         4. Trump Indiana and Majestic agree that each shall have the right to install and maintain upon BHR property (or, in the case of Trump Indiana, upon the Trump Land), at locations to be mutually agreed upon, a message center sign of up to 100 square feet, at their respective sole cost and expense, but without compensation to BHR for the use of its property. Majestic and Trump Indiana will not unreasonably withhold, delay or condition their agreement on the locations of such message center signs, and shall use their best efforts to reach such agreement by March 31, 1998.

         5.      a.      Trump Indiana acknowledges and agrees that: (i) all
decisions to be made on behalf of BHR pertaining to the Trump Ground Lease, including decisions relative to the exercise of rights and remedies of BHR thereunder, may be made on behalf of BHR by Majestic acting alone; (ii) no knowledge of Trump Indiana shall be imputed to BHR; (iii) Trump Indiana has no right or authority to make decisions or otherwise act on behalf of BHR with regard to any matter pertaining to the Trump Ground Lease; and (iv) in no event shall BHR have any obligation or liability to Trump Indiana for any purported breach or violation of the Trump Ground Lease on account of the action or inaction of Trump Indiana, or for any purported amendment, cancellation or waiver of or under the Trump Ground Lease by Trump Indiana. Trump Indiana further acknowledges and agrees that its covenants and agreements set forth in Paragraph 5 of its Ground Sublease with Trump Realty for the Trump Land: (i) are intended to benefit BHR (and, to the extent applicable by virtue of Paragraph 32 of the Trump Ground Lease, Majestic, Majestic's Affiliates and the tenant under the Majestic Ground Lease), (ii) are enforceable against Trump Indiana by BHR;(and, to the extent applicable by virtue of Paragraph 32 of the Trump Ground Lease, by Majestic, Majestic's Affiliates and the tenant under the Majestic Ground Lease), and (iii) cannot be amended, modified, reduced or waived without the prior written consent of BHR (provided, however, that nothing contained herein shall be deemed to prohibit Trump Indiana and Trump Realty from terminating the Ground Sublease prior to the expiration thereof).

         b. Majestic acknowledges and agrees that: (i) all decisions to be made on behalf of BHR pertaining to the Majestic Ground Lease, including decisions relative to the exercise of rights and remedies of BHR thereunder, may be made on behalf of BHR by Trump Indiana acting alone; (ii) no knowledge of Majestic shall be imputed to BHR; (iii) Majestic has no right or authority to make decisions or otherwise act on behalf of BHR with regard to any matters pertaining to the Majestic Ground Lease; and (iv) in no event shall BHR have any obligation or liability to Majestic for any purported breach or violation of the Majestic Ground Lease on account of the action or inaction of Majestic, or for any purported amendment, cancellation or waiver of or under the Majestic Ground Lease by Majestic.

         6. The parties acknowledge that certain terms defined in the Trump Ground Lease are also terms defined in the Trump Berthing Agreement made as of April 23, 1996 by Trump Indiana and BHR. Trump and Majestic agree that in the event of any conflict between the definition of such terms, the definition of such terms as set forth in the Trump Berthing Agreement shall control.

         Please execute this letter where indicated below to signify your agreement with the foregoing.

Very truly yours,

TRUMP INDIANA, INC.

By: /S/ ROBERT M. PICKUS
Robert M. Pickus, Vice President

Agreed to and Accepted:
THE MAJESTIC STAR CASINO, LLC

By: BARDEN DEVELOPMENT, INC., Member

By: /S/ KENNETH L. KRAMER
Kenneth L. Kramer, Vice President

Buffington Harbor Riverboats, L.L.C. executes this letter agreement to evidence its agreement to the provisions of Paragraphs 3, 4, 5 and 6.

BUFFINGTON HARBOR RIVERBOATS, L.L.C.

By: The Majestic Star Casino, LLC, Member

By: /S/ KENNETH L. KRAMER, V.P. of Manager

By: Trump Indiana, Inc., Member

By: /S/ ROBERT M. PICKUS